EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-86312 on Form S-3 and No. 333-53750 on Form S-8 of our reports dated September 12, 2007, relating to the financial statements and financial statement schedule of Hampshire Group, Limited, and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Hampshire Group, Limited for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
September 12, 2007